Exhibit 5.1
Marc A. Recht
+1 617 937 2316
mrecht@cooley.com

March 3, 2023

Keros Therapeutics, Inc.
1050 Waltham Street, Suite 302
Lexington, Massachusetts 02421

Ladies and Gentlemen:

We have represented Keros Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 1,392,400 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), consisting of (a) 1,116,966 shares of Common Stock issuable pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) and (b) 275,434 shares of Common Stock issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (together with the 2020 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Plans, and originals, or copies certified to our satisfaction, of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 500 Boylston Street Boston, MA 02116-3736
Phone: (617) 937-2300 Fax: (617) 937-2400

Keros Therapeutics, Inc.
March 3, 2023
Page Two
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Sincerely,
Cooley LLP
By: /s/ Marc A. Recht
Marc A. Recht
Cooley LLP 500 Boylston Street Boston, MA 02116-3736
Phone: (617) 937-2300 Fax: (617) 937-2400